Exhibit 99.1

Nordson Corporation Reports Record Second Quarter Sales, Operating Profit, Diluted Earnings per Share, and EBITDA

  Sales increased 12 percent over prior year’s second quarter to $554 million
  Operating profit increased 22 percent over prior year’s second quarter to $127 million and is inclusive of $4 million of incremental intangible asset amortization expense over prior year related to acquisitions
  Second quarter EBITDA increased 28 percent over prior year’s second quarter to $157 million
  GAAP diluted EPS increased 40 percent over prior year’s second quarter to $1.55; adjusted diluted EPS of $1.56 increased 16 percent over prior year’s second quarter
  Third quarter 2018 guidance: sales expected to be in the range of up 1 percent to down 3 percent over prior year; GAAP diluted EPS in the range of $1.47 to $1.63; EBITDA in the range of $155 to $168 million

WESTLAKE, Ohio--(BUSINESS WIRE)--May 21, 2018--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2018. For the quarter ended April 30, 2018, sales were $554 million, a 12 percent increase over the prior year’s second quarter. This change in sales included a decrease of approximately 1 percent in organic volume, growth related to the first year effect of acquisitions of approximately 7 percent, and an increase related to the favorable effects of currency translation as compared to the prior year’s second quarter of 5 percent. Reported operating profit was $127 million, net income was $91 million, and GAAP diluted earnings were $1.55 per share. Prior year second quarter sales, operating profit, net income and GAAP diluted earnings per share were $496 million, $104 million, $65 million and $1.11, respectively. A reconciliation of GAAP diluted earnings per share to adjusted diluted earnings per share and calculations for EBITDA, adjusted EBITDA, free cash flow before dividends, and adjusted free cash flow before dividends are included in the attached financial exhibits.

“These results highlight the strategic fit of our recent acquisitions, along with the resilient performance of our base business, particularly against very challenging prior year comparisons where total company organic sales growth was 9 percent in the second quarter,” said Michael F. Hilton, Nordson President and Chief Executive Officer. “Our global team helped to deliver record second quarter sales, operating profit, diluted earnings per share, and EBITDA. Adjusted EBITDA margin improved about 100 basis points, as compared to the prior year’s second quarter adjusted EBITDA margin, to 29 percent of sales,” Hilton added.

The current quarter’s results include incremental intangible asset amortization expense of $4 million over the prior year second quarter, or $0.05 per diluted share, and charges of approximately $2 million, or $0.03 per diluted share, for short-term purchase accounting related to the step-up in value of acquired inventory and $1 million, or $0.01 per diluted share, of non-recurring restructuring charges. Additionally, a discrete tax benefit of approximately $2 million, or $0.04 per diluted share, was recognized in the quarter for excess tax benefits related to share-based payment transactions which are credited to income tax expense.

Second Quarter Segment Results

Adhesive Dispensing Systems sales increased 5 percent compared to the prior year’s second quarter, inclusive of a decrease of 2 percent in organic volume and a 7 percent increase related to the favorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 29 percent, or 30 percent on an adjusted basis to exclude non-recurring restructuring charges of $1 million related to a previously announced U.S. facility consolidation.

Advanced Technology Systems sales increased 19 percent compared to the prior year’s second quarter, including a 1 percent decrease in organic volume, a 17 percent increase related to the first year effect of acquisitions, and a 3 percent increase related to the favorable effects of currency translation as compared to the prior year. The second quarter’s acquisitive growth includes a partial month of the fiscal 2017 acquisition of InterSelect GmbH, two months of the fiscal 2017 acquisition of Vention Medical, and the fiscal 2018 acquisition of Sonoscan. Reported operating margin in the segment was 23 percent in the quarter, or 26 percent on an adjusted basis to exclude $4 million of incremental intangible asset amortization expense and $2 million of short-term purchase accounting charges related to the step-up in value of acquired inventory from the Sonoscan acquisition.

Industrial Coating Systems sales increased approximately 9 percent compared to the prior year’s second quarter, including approximately 4 percent organic growth and approximately 4 percent increase due to the favorable effects of currency translation as compared to the prior year. Reported operating margin in the segment was 18 percent.

Detailed results by operating segment and geography are included in the attached financial exhibits.

“Sales growth for the quarter is reflective of a very strong prior year. I am pleased with our team’s operating performance, where each segment delivered strong operating margins, driving record total company second quarter operating profit,” said Hilton.

Backlog

Backlog for the quarter ended April 30, 2018 was approximately $460 million, an increase of 11 percent compared to the same period a year ago, inclusive of 10 percent organic growth and 1 percent growth due to acquisitions. Backlog amounts are calculated at April 30, 2018 exchange rates and include acquisitions that closed prior to the end of the second quarter of fiscal 2018.

Outlook

For the third quarter of fiscal 2018, sales are expected to be in the range of up 1 percent to down 3 percent compared to the third quarter a year ago. This outlook includes a range for organic volume to be down 2 to 6 percent, 1 percent growth from the first year effect of acquisitions, and a positive currency effect of 2 percent based on the current exchange rate environment as compared to the prior year. At the midpoint of this outlook, operating margin is expected to be approximately 23 percent. GAAP diluted earnings per share are expected to be in the range of $1.47 to $1.63, with an estimated effective tax rate of approximately 25 percent. At the midpoint of the guidance, EBITDA and EBITDA margin are expected to be $161 million and 28 percent, respectively.

“As with our recently completed quarter, we are up against very challenging comparisons to an exceptionally strong prior year third quarter, where total company organic sales growth was 11 percent,” said Hilton. “Our global team remains committed to delivering the best technology solutions while employing continuous improvement initiatives to drive bottom line results, and we expect to generate total company organic sales growth in the low single-digits on a full year basis for fiscal 2018.”

Nordson management will provide additional commentary on these results and outlook during a conference call Tuesday, May 22, 2018 at 8:30 a.m. eastern time which can be accessed at www.nordson.com/investors. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, Vice President, Investor Relations & Corporate Communications at (440) 414-5639 or lara.mahoney@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2018
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2018	2017	2018	2017

Net sales	$553,706	$496,137	$1,104,130	$903,607
Cost of sales	246,878	220,625	496,299	402,957
Selling & administrative expenses	180,123	171,981	363,403	321,201

Operating profit	126,705	103,531	244,428	179,449

Interest expense - net	(11,908)	(7,635)	(22,936)	(13,003)
Other income (expense) - net	3,322	(1,323)	145	(1,480)

Income before income taxes	118,119	94,573	221,637	164,966
Income taxes	26,884	30,050	25,847	50,455

Net Income	$91,235	$64,523	$195,790	$114,511

Return on sales	16%	13%	18%	13%
Return on average shareholders' equity	27%	28%	31%	25%

Average common shares outstanding (000's)	57,989	57,545	57,870	57,445
Average common shares and common share equivalents (000's)	58,945	58,232	58,908	58,126

Per share:

Basic earnings	$1.57	$1.12	$3.38	$1.99
Diluted earnings	$1.55	$1.11	$3.32	$1.97

Dividends paid	$.30	$.27	$.60	$.54

Total dividends	$17,376	$15,524	$34,697	$30,999

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2018	2017

Cash and marketable securities	$155,946	$90,383
Receivables	512,389	505,087
Inventories	284,363	264,266
Other current assets	31,323	28,636
Total current assets	984,021	888,372

Property, plant & equipment - net	359,489	346,411
Other assets	2,195,706	2,179,756
	$3,539,216	$3,414,539

Notes payable and debt due within one year	$226,587	$326,587
Accounts payable and accrued liabilities	308,074	321,159
Total current liabilities	534,661	647,746

Long-term debt	1,312,459	1,256,397
Other liabilities	329,186	354,903
Total shareholders' equity	1,362,910	1,155,493
	$3,539,216	$3,414,539

Other information:

Employees		7,548

Common shares outstanding (000's)		58,092

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2018
(Unaudited)

	Second Quarter		% Growth over 2017			Year-to-Date		% Growth over 2017
SALES BY BUSINESS SEGMENT	2018	2017	Volume	Currency	Total	2018	2017	Volume	Currency	Total

Adhesive dispensing systems	$238,775	$226,943	-1.7%	6.9%	5.2%	$459,639	$434,780	-0.6%	6.3%	5.7%
Advanced technology systems	250,839	210,142	16.2%	3.2%	19.4%	522,540	355,502	43.7%	3.3%	47.0%
Industrial coating systems	64,092	59,052	4.3%	4.2%	8.5%	121,951	113,325	3.8%	3.8%	7.6%

Total sales by business segment	$553,706	$496,137	6.6%	5.0%	11.6%	$1,104,130	$903,607	17.4%	4.8%	22.2%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2018	2017				2018	2017

Adhesive dispensing systems	$69,514	$65,719				$122,829	$118,775
Advanced technology systems	58,306	54,306				125,574	80,669
Industrial coating systems	11,572	10,252				21,732	17,337
Corporate	(12,687)	(26,746)				(25,707)	(37,332)

Total operating profit by business segment	$126,705	$103,531				$244,428	$179,449

	Second Quarter		% Growth over 2017			Year-to-Date		% Growth over 2017
SALES BY GEOGRAPHIC REGION	2018	2017	Volume	Currency	Total	2018	2017	Volume	Currency	Total

United States	$178,821	$156,095	14.6%	-	14.6%	$344,652	$281,616	22.4%	-	22.4%
Americas	38,959	36,326	6.5%	0.8%	7.3%	73,238	66,368	8.7%	1.7%	10.4%
Europe	154,736	128,468	7.0%	13.4%	20.4%	296,674	247,627	7.4%	12.4%	19.8%
Japan	33,030	30,855	2.3%	4.7%	7.0%	98,899	55,032	76.5%	3.2%	79.7%
Asia Pacific	148,160	144,393	-1.3%	3.9%	2.6%	290,667	252,964	10.9%	4.0%	14.9%

Total Sales by Geographic Region	$553,706	$496,137	6.6%	5.0%	11.6%	$1,104,130	$903,607	17.4%	4.8%	22.2%

	Second Quarter					Year-to-Date
FREE CASH FLOW BEFORE DIVIDENDS	2018	2017				2018	2017

Net income	$91,235	$64,523				$195,790	$114,511
Depreciation and amortization	27,431	20,915				53,716	39,412
Other non-cash charges	4,690	5,926				(33,203)	11,633
Changes in operating assets and liabilities	(20,323)	(28,243)				(3,992)	(21,284)
Net cash provided by operating activities	103,033	63,121				212,311	144,272

Additions to property, plant and equipment	(16,368)	(16,950)				(33,049)	(27,029)
Proceeds from the sale of property, plant and equipment	167	98				235	3,598

Free cash flow before dividends	$86,832	$46,269				$179,497	$120,841

Adjustments:
Acquisition costs and adjustments, net of tax(1)	1,832	10,986				2,620	11,093
Free cash flow before dividends, adjusted	$88,664	$57,255				$182,117	$131,934

(1) Represents costs and adjustments associated with our 2018 and 2017 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2018
(Unaudited)

EBITDA	Second Quarter		Year-to-Date
	2018	2017	2018	2017

Net income	$91,235	$64,523	$195,790	$114,511
Adjustments:
Depreciation and amortization expense	27,431	20,915	53,716	39,412
Interest expense, net	11,908	7,635	22,936	13,003
Income taxes	26,884	30,050	25,847	50,455
EBITDA	$157,458	$123,123	$298,289	$217,381
Adjustments:
Acquisition costs and adjustments (1)	2,431	15,480	3,484	15,646
EBITDA As Adjusted	$159,889	$138,603	$301,773	$233,027

EBITDA per diluted share	$2.67	$2.11	$5.06	$3.74
EBITDA As Adjusted per diluted share	$2.71	$2.38	$5.12	$4.01

(1) Represents costs and adjustments associated with our 2018 and 2017 acquisitions, including accounting adjustments to inventory that were charged to cost of sales when the inventory was sold; and transaction-related costs comprising of acquisition fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

EBITDA and EBITDA per diluted share are non-GAAP financial measures used by management to evaluate the Company's ongoing operations. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and EBITDA As Adjusted is defined as EBITDA plus certain acquisition costs and adjustments. EBITDA per diluted share is defined as EBITDA divided by the Company's diluted weighted average shares outstanding. EBITDA As Adjusted per diluted share is defined as EBITDA As Adjusted divided by the Company's diluted weighted average shares outstanding.

	Second Quarter		Year-to-Date
	2018	2017	2018	2017

Diluted EPS as reported (U.S. GAAP)	$1.55	$1.11	$3.32	$1.97

Short-term inventory purchase accounting adjustments	0.03	0.03	0.04	0.03
Acquisition costs	-	0.16	-	0.16
Severance and restructuring	0.01	0.01	0.03	0.01
U.S. Tax Reform discrete item	-	-	(0.37)	-
Other discrete tax items	(0.04)	0.04	(0.12)	0.04

Diluted EPS as adjusted (Non-GAAP)	$1.56	$1.35	$2.90	$2.21

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculations of non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies. Amounts may not add due to rounding.

CONTACT:
Nordson Corporation
Lara Mahoney, 440-414-5639
Vice President,
Investor Relations & Corporate Communications
Lara.Mahoney@nordson.com